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                                                  SCHEDULE IX

                              VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                               VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                            For the Years Ended December 31, 1993, 1992 and 1991
                                            Amounts in Thousands

                        Column A               Column B    Column C    Column D    Column E      Column F
                                                                    Additions Charged to
                                              Balance at    Costs                                Balance
                                              Beginning      and        Other                     at End
                        Description           of Period    Expenses    Accounts   Deductions    of Period
     Reserves deducted from assets to
      which they apply:
                        1993
    Accrued environmental costs..............   $26,530     $  (110)                 $7,320 (1)   $19,100
    Doubtful receivables.....................     6,814       1,237                     767 (2)     7,284
    Cash discounts...........................        92       1,411                   1,391 (3)       112
    Allowance for slow-moving inventories
      of finished products...................       460          --                      --           460
    Allowance for slow-moving inventories
      of parts and supplies..................     4,526      (2,572)                     98 (5)     1,856
       Total.................................   $38,422     $   (34)                 $9,576       $28,812

                        1992
    Accrued environmental costs..............   $30,371     $ 3,184                  $7,025 (1)   $26,530
    Doubtful receivables.....................     6,267       1,666                   1,119 (2)     6,814
    Cash discounts...........................        89       1,409                   1,406 (3)        92
    Allowance for slow-moving inventories
      of finished products...................       513         (53)                     --           460
    Allowance for slow-moving inventories
      of parts and supplies..................     4,663        (148)                    (11)(4)     4,526
       Total.................................   $41,903     $ 6,058                  $9,539       $38,422

                        1991
    Accrued environmental costs..............   $30,207     $ 2,797                  $2,633 (1)   $30,371
    Doubtful receivables.....................     5,293       1,730                     756 (2)     6,267
    Cash discounts...........................        78       1,271                   1,260 (3)        89
    Allowance for slow-moving inventories
      of finished products...................       349         164                      --           513
    Allowance for slow-moving inventories
      of parts and supplies..................     4,424         239                      --         4,663
       Total.................................   $40,351     $ 6,201                  $4,649       $41,903

    (1) Expenditures on environmental remediation projects
    (2) Write-offs of uncollectible accounts and worthless notes, less recoveries
    (3) Cash discounts allowed
    (4) Write-offs of parts and supplies, less parts sold
    (5) Inventory revaluation
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